Exhibit 99.1

For Release on October 25, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2012

FINANCIAL RESULTS

New York, NY – October 25, 2012 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the third quarter ended September 30, 2012.

Third Quarter Overview:

•	Membership attrition averaged 3.7% per month in both Q3 2012 and Q3 2011.

•	Total member count decreased 1.3%, or 7,000 members, to 522,000 in Q3 2012.

•	Revenue increased 3.0% in Q3 2012 compared to Q3 2011.

•	Comparable club revenue increased 1.0%.

•	Ancillary club revenue increased 3.2% in Q3 2012 compared to Q3 2011.

•	Diluted earnings per share were $0.13 in Q3 2012 compared to diluted earnings per share of $0.08 in Q3 2011.

•	Q3 2012 results reflected the following items amounting to a net charge of $1.2 million ($530,000 net of taxes) or approximately $(0.02) per diluted share:

•

Charges incurred related to the Q3 2012 re-pricing of our term loan and the voluntary principal prepayment of $15.0 million that collectively totaled $2.4 million ($1.4 million net of taxes), or approximately $(0.06) per diluted share. $1.4 million of these charges are included within interest expense and $1.0 million have been charged to loss on extinguishment of debt.

•

Additional fees and other revenue of $1.2 million ($711,000 net of taxes), or approximately $0.03 per diluted share, were realized in connection with the termination of a long-term marketing arrangement with a third party in-club advertiser.

•	Also in Q3 2012, we recorded $182,000, or approximately $0.01 per share, of discrete tax benefits.

•	Adjusted EBITDA was $24.7 million in Q3 2012, an increase of $2.9 million, or 13.2%, when compared to Adjusted EBITDA of $21.8 million in Q3 2011 (Refer to the reconciliation below).

Robert Giardina, Chief Executive Officer of TSI, commented: “We were disappointed with our net member results, but were pleased to deliver on our earnings and cash flow for the quarter. We are excited about the changes taking place in the fitness industry, with consumers searching for more fitness offerings and often willing to pay additional fees to enhance their fitness experience. With the recent launch of our UXF products and the expansion of our personal training membership plans, we have positioned ourselves nicely to grow our ancillary revenue streams.”

Third Quarter Ended September 30, 2012 Financial Results:

Revenue (in thousands):

	Quarter Ended September 30,
	2012		2011
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$90,661	75.8%	$90,323	77.8%	0.4%
Joining fees	3,014	2.5%	1,602	1.3%	88.1%

Membership revenue	93,675	78.3%	91,925	79.1%	1.9%

Personal training revenue	15,623	13.1%	14,852	12.8%	5.2%
Other ancillary club revenue	8,067	6.7%	8,105	7.0%	(0.5)%

Ancillary club revenue	23,690	19.8%	22,957	19.8%	3.2%
Fees and other revenue	2,247	1.9%	1,256	1.1%	78.9%

Total revenue	$119,612	100.0%	$116,138	100.0%	3.0%

Total revenue for Q3 2012 increased $3.5 million, or 3.0%, compared to Q3 2011, including a benefit from an acceleration of in-club advertising revenue which added approximately $1.2 million to Q3 2012 revenue. Revenue at clubs operated for over 12 months (“comparable club revenue”) increased 1.0% in Q3 2012, excluding the $1.2 million of accelerated in-club advertising revenue. Memberships in our comparable clubs increased 0.2% and ancillary club revenue, initiation fees and other revenue increased 1.3%. These increases were partially offset by a 0.5% decrease in the price of our dues and fees.

Operating expenses:

	Quarter Ended September 30,
	2012	2011
	Expense % of Revenue		Expense % Variance
Payroll and related	36.5%	37.3%	0.9%
Club operating	38.7%	39.1%	1.7%
General and administrative	4.7%	5.3%	(8.1)%
Depreciation and amortization	10.2%	10.9%	(3.9)%
Impairment of fixed assets	0.2%	—%	100.0%

Operating expenses	90.3%	92.6%	0.4%

Total operating expenses increased $389,000, or 0.4%, in Q3 2012 compared to Q3 2011. Operating margin was 9.7% for Q3 2012 compared to 7.4% in Q3 2011.

Payroll and related. Payroll and related expenses increased $368,000, or 0.9%, to $43.7 million in Q3 2012 compared to $43.3 million in Q3 2011, driven by payroll related to ancillary revenue growth.

Club operating. Club operating expenses increased $774,000, or 1.7%, to $46.3 million in Q3 2012 compared to $45.5 million in Q3 2011, primarily due to increases in occupancy related expenses.

Depreciation and amortization. Depreciation and amortization expense for Q3 2012 decreased primarily due to a decline in our depreciable fixed asset base.

Impairment of fixed assets. In Q3 2012, we recorded fixed asset impairment charges of $239,000, representing the write-off of fixed assets of one underperforming club. There were no fixed asset impairment charges in Q3 2011.

Loss on extinguishment of debt in Q3 2012 totaled $1.0 million resulting from our debt repricing in August 2012 and a $15.0 million voluntary prepayment on our term loan facility. There was no loss on extinguishment of debt in Q3 2011.

Net income for Q3 2012 was $3.2 million compared to net income of $1.9 million for Q3 2011.

Cash flow from operating activities for the nine months ended September 30, 2012 totaled $43.9 million, a decrease of $9.3 million from the corresponding period in 2011. This decrease was primarily driven by reductions in cash flows resulting from the timing of payments and collections made associated with prepaid expenses and deferred revenues, partially offset by the overall increase in earnings.

Fourth Quarter 2012 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the fourth quarter of 2012 includes the following:

•

Revenue for Q4 2012 is expected to be between $116.5 million and $117.5 million versus $115.8 million for Q4 2011. As percentages of revenue, we expect Q4 2012 payroll and related expenses to be approximately 37.8% and club operating expenses to approximate 37.8%. We expect general and administrative expenses to approximate $6.6 million, depreciation and amortization to approximate $12.3 million and net interest expense to approximate $4.6 million.

•

We expect net income for Q4 2012 to be between $3.0 million and $3.5 million, and diluted earnings per share to be in the range of $0.13 per share to $0.15 per share, assuming a 39% effective tax rate and 24.0 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $22.5 million in Q4 2012.

Investing Activities Outlook:

For the year ending December 31, 2012, we currently plan to invest between $24.0 million to $26.0 million in capital expenditures compared to $30.9 million of capital expenditures in 2011. This amount includes approximately $500,000 to $1.0 million related to potential 2013 club openings, approximately $19.0 million to $20.0 million to continue upgrading existing clubs, and approximately $1.0 million to $2.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.0 million to enhance our management information systems. These capital expenditures will be funded by cash flow provided by operations and available cash on hand.

Shareholder Return Consideration:

Our Board of Directors is currently evaluating our cash and cash equivalents and our expected use of cash and borrowings over the near and long term. Since we have been a publicly traded company, we have not paid dividends, and our stock repurchase activity has been limited. Our Board of Directors is actively considering a one-time special dividend as a means to return value to our shareholders, although we cannot make any assurances that it will decide to do so or as to the amount and timing of any such dividend.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Fourth Quarter 2012 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of September 30, 2012, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 522,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Thursday, October 25, 2012 at 4:30 PM (Eastern) to discuss the third quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning October 26, 2012.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2012 and December 31, 2011

(All figures in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$42,108	$47,880
Accounts receivable, net	7,161	5,857
Inventory	324	290
Deferred tax assets, net	24,140	20,218
Prepaid expenses and other current assets	11,379	10,672

Total current assets	85,112	84,917
Fixed assets, net	262,397	286,041
Goodwill	32,790	32,799
Deferred tax assets, net	8,827	19,782
Deferred membership costs	11,290	10,117
Other assets	14,553	15,886

Total assets	$414,969	$449,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,000	$25,507
Accounts payable	5,250	9,180
Accrued expenses	24,800	26,575
Accrued interest	167	950
Deferred revenue	38,562	40,822

Total current liabilities	70,779	103,034
Long-term debt	249,072	263,487
Deferred lease liabilities	62,746	65,119
Deferred revenue	5,912	5,338
Other liabilities	10,655	12,210

Total liabilities	399,164	449,188
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	(16,909)	(19,934)
Accumulated other comprehensive income	1,258	1,251
Retained earnings	31,433	19,014

Total stockholders’ equity	15,805	354

Total liabilities and stockholders’ equity	$414,969	$449,542

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2012 and 2011

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Club operations	$117,365	$114,882	$359,903	$347,659
Fees and other	2,247	1,256	4,862	3,469

	119,612	116,138	364,765	351,128

Operating Expenses:
Payroll and related	43,654	43,286	136,293	133,639
Club operating	46,270	45,496	136,012	132,983
General and administrative	5,641	6,139	17,709	19,655
Depreciation and amortization	12,148	12,642	37,427	38,829
Impairment of fixed assets	239	—	239	—

	107,952	107,563	327,680	325,106

Operating income	11,660	8,575	37,085	26,022
Loss on extinguishment of debt	1,010	—	1,010	4,865
Interest expense	6,542	6,062	18,027	18,265
Interest income	(25)	(45)	(43)	(135)
Equity in the earnings of investees and rental income	(632)	(578)	(1,852)	(1,833)

Income before provision for corporate income taxes	4,765	3,136	19,943	4,860
Provision for corporate income taxes	1,613	1,194	7,524	1,795

Net income	$3,152	$1,942	$12,419	$3,065

Earnings per share:
Basic	$0.13	$0.09	$0.53	$0.13
Diluted	$0.13	$0.08	$0.52	$0.13

Weighted average number of shares used in calculating earnings per share:
Basic	23,581,631	22,834,206	23,331,877	22,782,124
Diluted	24,186,498	23,457,058	24,015,747	23,318,879

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$12,419	$3,065
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	37,427	38,829
Impairment of fixed assets	239	—
Loss on extinguishment of debt	1,010	4,865
Call premium on redemption of Senior Discount Notes	—	(2,538)
Amortization of debt discount	311	149
Amortization of debt issuance costs	866	840
Non-cash rental expense, net of non-cash rental income	(2,950)	(3,017)
Share-based compensation expense	787	925
Decrease in deferred tax asset	7,036	3,261
Net change in certain operating assets and liabilities	(11,033)	11,542
Increase in deferred membership costs	(1,173)	(3,558)
Landlord contributions to tenant improvements	1,320	711
Decrease in insurance reserves	(2,124)	(1,511)
Other	(187)	(323)

Total adjustments	31,529	50,175

Net cash provided by operating activities	43,948	53,240

Cash flows from investing activities:
Capital expenditures	(13,278)	(21,641)

Net cash used in investing activities	(13,278)	(21,641)

Cash flows from financing activities:
Principal payments on 2011 Term Loan Facility	(36,007)	(4,500)
Proceeds from replacement 2011 Term Loan Facility lenders	13,796	—
Principal payments to non-consenting 2011 Term Loan Facility lenders	(13,796)	—
Term loan repricing related financing costs	(2,707)	—
Proceeds from exercise of stock options	2,279	291
Tax benefit from stock option exercises	—	100
Proceeds from 2011 Senior Credit Facility, net of original issue discount	—	297,000
Debt issuance costs	—	(8,065)
Repayment of 2007 Term Loan Facility	—	(178,063)
Repayment of Senior Discount Notes	—	(138,450)

Net cash used in financing activities	(36,435)	(31,687)
Effect of exchange rate changes on cash	(7)	314

Net (decrease) increase in cash and cash equivalents	(5,772)	226
Cash and cash equivalents beginning of period	$47,880	$38,803

Cash and cash equivalents end of period	$42,108	$39,029

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	$(1,306)	$(3,206)
Increase in inventory	(34)	(6)
(Increase) decrease in prepaid expenses and other current assets	(1,705)	4,156
Decrease in accounts payable, accrued expenses and accrued interest	(7,152)	(5,207)
Change in prepaid corporate income taxes and corporate income taxes payable	166	4,738
(Decrease) increase in deferred revenue	(1,002)	11,067

Net change in certain operating assets and liabilities	$(11,033)	$11,542

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended September 30, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Three Months Ended September 30
	2012	2011
Net cash provided by operating activities	$8,920	$18,158
Interest expense, net of interest income	6,517	6,017
Provision for corporate income taxes	1,613	1,194
Changes in operating assets and liabilities	8,738	(3,410)
Impairment of fixed assets	(239)	—
Loss on extinguishment of debt	(1,010)	—
Amortization of debt discount	(119)	(97)
Amortization of debt issuance costs	(291)	(287)
Share-based compensation expense	(217)	(267)
Landlord contributions to tenant improvements	(325)	(562)
Non-cash rental expense, net of non-cash rental income	573	935
Decrease in insurance reserves	792	527
Decrease in deferred tax asset	(2,121)	(2,241)
Increase in deferred membership costs	146	1,321
Other	453	507

EBITDA	23,430	21,795
Impairment of fixed assets	239	—
Loss on extinguishment of debt	1,010	—

Adjusted EBITDA	$24,679	$21,795

Note:	We define Adjusted EBITDA as EBITDA excluding loss on extinguishment of debt and any fixed asset or goodwill impairments. For the quarter ended September 30, 2012, we incurred $1.0 million of loss on extinguishment of debt resulting from the debt repricing in August 2012 and a $15.0 million voluntary prepayment on our term loan facility and $239,000 of fixed asset impairments related to the impairment of one underperforming club. For the quarter ended September 30, 2011 we did not incur any loss on extinguishment of debt or any fixed asset or goodwill impairments, and as a result, EBITDA and Adjusted EBITDA were identical in that period.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Three Months Ending December 31, 2012 and the Three Months Ended December 31, 2011

(All figures in thousands)

(Unaudited)

	Estimated Q4 2012	Q4 2011
Net cash provided by operating activities	$21,000	$21,645
Interest expense, net of interest income	4,600	5,997
Provision for corporate income taxes	2,200	904
Changes in operating assets and liabilities	(4,150)	(7,587)
Amortization of debt discount	(176)	(95)
Amortization of debt issuance costs	(328)	(287)
Share-based compensation expense	(220)	(487)
Non-cash rental expense, net of non-cash rental income	1,400	646
(Decrease) increase in deferred tax asset	(2,500)	1,375
Decrease in insurance reserves	200	168
Increase in deferred member costs	150	625
Other	324	(46)

EBITDA	$22,500	$22,858

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt and any fixed asset or goodwill impairments. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.1 million in the quarter ended September 30, 2012. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility, as amended.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, as amended, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.